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                                                                    EXHIBIT (12)

ZENITH ELECTRONICS CORPORATION
EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                             For the three
                                              months ended
                                             April 3, 1999      Pro Forma                        Year ended December 31,
                                             -------------     ----------        -------------------------------------------------
                                                                  1998           1998          1997      1996     1995      1994
Earnings
--------
  Pre-Tax Income/(Loss) from continuing       $ (25.1)           $(246.4)       $(272.5)    $(300.2)  $(177.6)  $(98.5)   $(14.8)
  operations adjustment: Fixed Charges          (14.1)             (34.7)         (55.9)      (34.9)    (18.0)   (25.9)    (21.7)
  less: Capitalized Interest                        -                   -             -         4.1       2.3        -         -
                                               ------             -------        -------     -------   -------   ------    ------
    Earnings - for ratio purposes             $ (11.0)           $(211.7)       $(216.6)    $(269.4)  $(162.1)  $(72.6)   $  6.9

Fixed Charges
-------------
  Interest Expense                               11.4            $  24.1        $  44.3     $  25.5   $  15.1   $ 19.9    $ 15.9
  Interest Capitalized                              -                  -              -        (4.1)     (2.3)       -         -
  Est'd interest equivalent in Rent expense       1.6                6.0            7.0         7.8       3.8      4.6       4.1
  Est'd Amortization of debt expenses             1.1                4.6            4.6         5.7       1.4      1.4       1.7
                                               ------            -------        -------     -------   -------   ------    ------
  Total                                          14.1            $  34.7        $  55.9        34.9      18.0     25.9      21.7

Ratio
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  Deficiency of earnings to cover
  fixed charges                               $  25.1           $  246.4        $ 272.5     $ 300.2   $ 177.8   $ 98.5    $ 14.8
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